UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Consent Solicitation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. _____)

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Filed by a Party other than the Registrant ☐

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☑ Preliminary Proxy Statement
□ Confidential, for Use of the Commission Only (as permitted by Rule Rule 14a-6(e)(2))
□ Definitive Additional Materials
□ Definitive Proxy Statement
□ Soliciting Materials Pursuant to §240.14a-12

SecureAlert, Inc.
(Name of Registrant as Specified in Its Charter)

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SecureAlert, Inc.
150 West Civic Center Drive, Suite 400
Sandy, UT 84070
 (801) 451-6141

NOTICE OF CONSENT SOLICITATION

May ___, 2010

To the Shareholders of SecureAlert, Inc.:

We are soliciting your consent to approve the terms of a proposed amendment to the Articles of Incorporation of SecureAlert, Inc. (formerly, RemoteMDx, Inc.), a Utah corporation (the “Company,” “we,” “us,” and “our”), in order to increase the number of authorized shares of common stock from two hundred fifty million (250,000,000) shares to six hundred million (600,000,000) shares, par value $0.0001 per share (the “Amendment”).  There will be no change to the authorized shares of Preferred Stock of the Company.

The Board of Directors of the Company has approved the Amendment, subject to obtaining the approval of the holders of a majority of the shares entitled to vote on the Amendment and is recommending that all shareholders of the Company, including common shareholders as a class and preferred shareholders as a class, approve the Amendment.  Shareholders of record at the close of business on May 10, 2010 (the “Record Date”) are entitled to receive notice of and to vote on this Consent Solicitation.

The Board of Directors considers the increase in authorized shares desirable to provide maximum flexibility with respect to the Company’s ability to augment its capital in the near future, and to provide greater flexibility for declaration of stock dividends and for other proper corporate purposes in the long term.  In addition, the Company currently has outstanding warrants and convertible debt and equity instruments, including our Series D Convertible Preferred Stock.  The increase in authorized shares is necessary to permit the Company to adequately reserve a sufficient number of shares of Common Stock to permit the eventual exercise of these warrants and conversion rights. We urge you to read the accompanying Consent Solicitation Statement (“Consent Solicitation”) carefully, as it contains a detailed explanation of the proposed Amendment and the reasons for the proposed Amendment.  The Board of Directors believes the proposed amendment is in the best interest of the Company and its shareholders.

We are providing you with these Consent Solicitation materials by sending you this full set of materials, including a paper consent card, and by making copies of these materials available on the Internet. This Consent Solicitation is available at http://www.securealert.com.

The Amendment will only be adopted following the approval of all classes of shareholders holding a majority of the shares entitled to vote on the Amendment as of the close of business on the Record Date.  Failure to vote will have the same effect as a vote against the Amendment.  We encourage you, therefore, to review the enclosed Consent Solicitation and to vote as soon as possible by completing, signing, dating and returning the enclosed consent card by mail, facsimile or electronically, as further described on the consent card. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Sincerely,

/s/ David G. Derrick
David G. Derrick, CEO and Chairman

SecureAlert, Inc.
150 West Civic Center Drive, Suite 400
Sandy, UT 84070
 (801) 451-6141

May ___, 2010

CONSENT SOLICITATION STATEMENT

This Consent Solicitation is being furnished in connection with the solicitation of written consents of the shareholders of SecureAlert, Inc. (formerly, RemoteMDx, Inc.), a Utah corporation (the “Company,” “we,” “us,” and “our”) to amend our Articles of Incorporation. The proposed amendment to our Articles of Incorporation (the “Amendment”) would increase the number of shares of our authorized common stock from two hundred fifty million (250,000,000) shares to six hundred million (600,000,000) shares of Common Stock, par value $0.0001 per share.

This Consent Solicitation and the enclosed form of consent are being mailed on or about May ___, 2010 to all holders of record of our Common Stock and Series D Convertible Preferred Stock (“Series D Preferred Stock”) as of the close of business on May 10, 2010.  May 10, 2010 is referred to as the “Record Date.” Written consents of shareholders representing a majority of the voting power of our Common Stock and our Series D Preferred Stock, on the Record Date, acting as separate voting groups, and together as a single voting group on an as-converted basis, are required to approve the Amendment.  Under Utah law, the Amendment will become effective anytime after 10 days from the date of delivery of this notice and Consent Solicitation, and immediately upon receipt by the Company of valid, unrevoked consents signed by holders of the requisite number of shares within 60 days of the earliest-dated consent delivered to the Company.  The Company believes that it will be able to secure the requisite number of consents, and therefore will be authorized to file evidence of the Amendment with the Utah Department of Commerce, Division of Corporations and Commercial Code, within 10 days of the date of this notice and Consent Solicitation.

The Amendment has been approved by the Board of Directors of the Company and the Board recommends that you vote FOR the Amendment.

The Board of Directors is seeking shareholder approval of the Amendment by written consent, rather than by calling a special meeting of shareholders.  Written consents are being solicited from all of our shareholders entitled to vote on the Amendment pursuant to Section 16-10a-704 of the Utah Revised Business Corporation Act and Section 2.11 of Article 2 of our Bylaws.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF CONSENT SOLICITATION MATERIALS

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is advising its shareholders of the availability on the Internet of the Company’s consent solicitation materials. These rules allow companies to provide access to proxy and consent materials in one of two ways.

Because the Company has elected to utilize the “full set delivery” option, the Company is delivering to all shareholders paper copies of the consent solicitation materials, as well as providing access to those materials on a publicly accessible website. This Consent Solicitation and Consent Solicitation Card are available at http://www.securealert.com.

If you have any questions about giving your consent or otherwise require assistance, please call Chad Olsen, Chief Financial Officer of the Company, at (801) 451-6141.

VOTING AND SUBMISSION OF CONSENTS

Written consents are being solicited from all of our shareholders entitled to vote on the Amendment pursuant to Section 16-10a-704 of the Utah Revised Business Corporation Act and Section 2.11 of Article 2 of our Bylaws.  No meeting of the shareholders is contemplated to be held for the purpose of considering the Amendment.  Only record holders of the Company’s Common Stock and Series D Preferred Stock at the close of business on May 10, 2010 will be taken into account for the purpose of determining whether the requisite approval of the Amendment has been obtained.

This Consent Solicitation will expire on the earlier to occur of: (1) the Company’s receipt of valid, unrevoked consents signed by holders of the requisite number of shares to authorize the Amendment or (2) 5:00 p.m. Mountain Time, on the date that is 60 days from the earliest-dated consent delivered to the Company (unless extended by us) (the “Expiration Date”).  However the Amendment will become effective anytime after 10 days from the date of delivery of this notice and Consent Solicitation, and upon receipt by the Company of valid, unrevoked, consents signed by holders of the requisite number of shares.  A shareholder’s written consent received by the Company will be counted as a shareholder vote cast in favor of the Amendment, as indicated on the consent, with respect to all shares of any class shown on the books of the Company as of the Record Date as being owned by such shareholder.  ANY SHAREHOLDER WHO REGISTERS HIS OR HER VOTE AS INDICATED WILL BE DEEMED TO HAVE CONSENTED TO THE APPROVAL OF THE AMENDMENT.  Shareholder approval will be effective upon receipt by us of affirmative consents representing a majority of the Company’s outstanding shares of Common Stock, voting as a separate class, Series D Preferred Stock, voting as a separate class, and Common Stock and Series D Preferred Stock, voting together on an as-converted basis.

WHO MAY VOTE

Only shareholders of record as of the Record Date of May 10, 2010 holding shares of Common Stock and/or Series D Preferred Stock may vote. In voting as a class, you are entitled to one vote for each share of the Company's Common Stock or Series D Preferred Stock you held on the Record Date. On an as-converted basis, each share of Series D Preferred Stock will count as 6,000 shares of Common Stock.

There were approximately 218,852,666 shares of the Company's Common Stock and 36,054 shares of Series D Preferred Stock issued and outstanding on the Record Date.  Consent may be given by any person in whose name shares of Common Stock or Series D Preferred Stock stand on the books of the Company as of the Record Date, or by his or her duly authorized agent.

IF YOU HOLD YOUR STOCK IN "STREET NAME" AND YOU FAIL TO INSTRUCT YOUR BROKER OR NOMINEE AS TO HOW TO VOTE YOUR SHARES, YOUR BROKER OR NOMINEE MAY NOT, PURSUANT TO APPLICABLE STOCK EXCHANGE RULES, VOTE YOUR STOCK WITH RESPECT TO THE AMENDMENT.

VOTE REQUIRED

WE MUST RECEIVE WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF OUR: (1) COMMON STOCK, VOTING AS A SEPARATE CLASS; (2) SERIES D PREFERRED STOCK, VOTING AS A SEPARATE CLASS; AND (3) COMMON STOCK AND SERIES D PREFERRED STOCK VOTING TOGETHER ON AN AS-CONVERTED BASIS, FOR APPROVAL OF THE AMENDMENT.

Because the approval of holders of a majority of the outstanding shareholders entitled to vote is required to approve the Amendment, not returning the form of consent will have the same effect as a vote against the Amendment.

REVOCATION OF CONSENT

You may withdraw or change your consent before the earlier to occur of: (1) the Expiration Date or (2) the date on which the Company receives the requisite number of votes in favor of the Amendment to make the Amendment effective. You may withdraw or change your consent only by sending a letter to the Company's corporate secretary stating that you are revoking your consent.

ABSENCE OF APPRAISAL RIGHTS

Shareholders who abstain from consenting with respect to the Amendment, or who withhold consent to the Amendment, do not have the right to an appraisal of their shares of Common Stock or Series D Preferred Stock, or any similar dissenters' rights under applicable law.

EXPENSES OF THIS SOLICITATION

This solicitation is being made by the Board of Directors of the Company, and the Company will bear the costs of the solicitation, including preparation, printing and mailing costs.  Consents will be solicited principally through the mail, but our directors, officers and employees may solicit consents personally or by telephone.  Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to shareholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.  In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this consent solicitation, if management determines it advisable.

PROPOSAL TO BE VOTED ON:

AMENDMENT OF THE COMPANY’S ARTICLES OF INCORPORATION
TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY
TO 600,000,000 SHARES OF COMMON STOCK, PAR VALUE $.0001 PER SHARE

The first paragraph of Article III of the Company’s Articles of Incorporation, as amended to date, reads as follows:

Article III, Capital Stock

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is two hundred fifty million (250,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

            The Company’s Board of Directors has approved and recommends to the shareholders the adoption of an amendment to this paragraph of Article III of the Articles of Incorporation that would increase the number of shares of Common Stock that the Company is authorized to issue from 250,000,000 shares to 600,000,000 shares.  The authorized number of shares of Preferred Stock would not be changed.  If this proposal is adopted, this paragraph of Article III, as amended, would read as follows:

Article III, Capital Stock

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is six hundred million (600,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.

Only the number of shares of Common Stock issuable by the Company would be affected by this amendment.  Except for this change, the proposed amendment would not affect any other provision of the Articles of Incorporation as previously amended.  The text of the Articles of Amendment to the Articles of Incorporation, including the proposed amendment to Article III, is attached to this Consent Solicitation as Appendix A and is incorporated herein by reference.  Other than shares of Common Stock that may be issuable upon conversion of convertible senior debt, the exercise of outstanding options or warrants (that are currently out of the money), and conversion of the Series D Preferred Stock, we have no current plans, commitments, arrangements, understandings, or agreements to issue any shares that will be made available pursuant to the proposed increase in the Company’s authorized Common Stock.

 BACKGROUND OF THE PROPOSED AMENDMENT

            As of the Record Date, there were approximately 218,852,666 shares of Common Stock issued and outstanding.  In addition, as of the Record Date, there were approximately 36,054 shares of Series D Preferred Stock issued and outstanding, convertible into approximately 216,324,000 shares of Common Stock.

            In addition to the outstanding Common Stock, as of the Record Date the Company has securities and other instruments that may be converted into or exercised to purchase shares of Common Stock, as follows:

•	The 36,054 shares of Series D Preferred Stock are convertible into 216,324,000 of Common Stock, as indicated above;

•
Presently issued and outstanding options, warrants and similar rights, are exercisable for the purchase of 19,678,165 shares of Common Stock (the holders of these instruments are not entitled to vote these shares of Common Stock on an as-issued basis);

•	A total of 7,487,286 shares of Common Stock have been set aside for issuance under existing incentive stock option plans at such time as awards may be made under such plans;

•
Warrants are outstanding that are exercisable for the purchase of 4,000 shares of Series D Preferred Stock, convertible in turn into 24,000,000 shares of Common Stock (the holder of these warrants is not entitled to vote these shares of Common Stock); and

•	Approximately 750,000 shares of Common Stock reserved for issuance upon conversion of outstanding senior convertible debt.

Thus, as of the Record Date, assuming full exercise of all outstanding options and warrants, and conversion of all senior convertible debt and outstanding Preferred Stock, the Company would have approximately 479,604,831 shares of Common Stock outstanding.

            The Board of Directors desires to implement the increase in the total number of common shares authorized because it believes that it will enable the Company to generate investor interest in the Company, and to satisfy existing contingent obligations of the Company to issue Common Stock.  The current authorization of 250,000,000 shares does not afford the Company a sufficient number of shares for issuance of stock upon the exercise of outstanding warrants, conversion of outstanding convertible debt or shares of Preferred Stock, or the use of Common Stock or instruments for the purchase of or conversion into Common Stock in future financing transactions as may be deemed desirable or necessary by the Board of Directors.  Accordingly, management has recommended that the Company increase the number of shares of Common Stock available to provide needed flexibility for full conversion or exercise of existing Company instruments, and for future acquisitions, employee compensation and capital raising.

For these reasons, the Company’s Board of Directors is seeking shareholder approval of the proposed Amendment.

            If the Amendment is approved by this Consent Solicitation, generally, no shareholder approval would be necessary for the issuance of all or any portion of the additional shares of Common Stock, unless required by law or any rules or regulations to which the Company is subject.

            Depending upon the consideration per share received by the Company for any subsequent issuance of Common Stock, or securities convertible into Common Stock, such issuance could have a dilutive effect on those shareholders who previously paid a higher consideration per share for their stock.  Also, future issuances of Common Stock will increase the number of outstanding shares, thereby decreasing the percentage ownership in the Company (for voting, distributions and all other purposes) represented by existing shares of Common Stock. The availability for issuance of the additional shares of Common Stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly, and therefore less likely. The Company is not aware of any person or entity who is seeking to acquire control of the Company.

            Holders of Common Stock do not have any preemptive rights to acquire any additional securities which may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership of Common Stock. In addition, if the Board of Directors elects to issue additional shares of Common Stock, or additional series of Preferred Stock or other instruments convertible into or exercisable for the purchase of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and holdings of current shareholders.

            In addition to the corporate purposes discussed above, the Amendment could, under certain circumstances, have an anti-takeover effect. For example, the existence of authorized but unissued shares of common stock or a shareholder rights plan could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

            If the shareholders do not approve the Amendment, the Company will be limited or perhaps precluded from raising additional equity capital, pursuing strategic partnership arrangements and acquisitions, or other similar transactions in which the Company is required to issue shares of Common Stock.  In addition, holders of Series D Preferred Stock will be precluded from fully converting their shares into shares of Common Stock and may assert claims against the Company for failure of the Company to provide for the issuance of Common Stock and the registration of sale of such Common Stock in the public market.  In such events, the Company’s operations and financial condition will be materially and adversely affected.  Moreover, even if the Company were to negotiate additional merger, acquisition, or other transactions on terms acceptable to the Company, the Company likely would not be able to complete such transactions without an increase in authorized capital.

            As determined by the Board of Directors, adoption of the proposal to approve the Amendment requires consent of a majority of the holders of the outstanding shares of the Company’s Common Stock, voting as a separate class, Series D Preferred Stock, voting as a separate class, and Common Stock and Series D Preferred Stock, voting together on an as-converted basis. If approved by the shareholders, the proposed Amendment would become effective upon the filing with the Division of Corporations and Commercial Code, Department of Commerce, of the State of Utah (the “Utah Division of Corporations”) of the Articles of Amendment to the Articles of Incorporation (attached hereto as Appendix A) setting forth such increase.

            If the proposed Amendment is not approved by a majority of the votes as described herein, Article III of the Company’s Articles of Incorporation will not be amended as a result of this Consent Solicitation.

THE SERIES D CONVERTIBLE PREFERRED STOCK

The increase in the number of authorized shares of Common Stock is required to provide a sufficient number of shares of Common Stock to enable us to comply with the designated rights and preferences of the Series D Preferred Stock.  The following description of the Series D Preferred Stock is qualified in its entirety by the Certificate of Designation of Series D Convertible Preferred Stock (the “Certificate”) filed by the Company with the Secretary of State, Corporations Division of the State of Utah and filed as an exhibit (as corrected) with the Company’s Current Report on Form 8-K filed January 14, 2010, as amended May 24, 2010.

During the first quarter of fiscal year 2010, our Board of Directors reviewed the financial obligations and capital requirements of the Company. The Board also took notice of the determination of the Company’s auditors that our recurring net losses and negative cash flows from operating activities “raise substantial doubt about the Company's ability to continue as a going concern.” The Board determined that in order for the Company to achieve successful operations, we must generate positive cash flows from operating activities and obtain additional funding to meet its projected capital investment requirements.  To deal with this uncertainty, the Board deemed it necessary to reduce the debt load of the Company and to raise additional capital from the issuance of preferred stock, while continuing to expand the market for our TrackerPAL™ portfolio of products.  There can be no assurance that revenues will increase rapidly enough to offset operating losses and repay debts.  If the Company is unable to increase cash flows from operating activities or obtain additional financing, it will be unable to continue the development of its products and may have to cease operations.

As part of this plan to deal with the uncertainty regarding the Company’s ability to continue to pursue its business objectives, and in order to lessen the Company’s cash burden and to raise additional capital, effective December 3, 2009, the Board acted to amend our Articles of Incorporation to authorize 50,000 shares of Series D Preferred Stock, and establish the designations, rights and preferences for the Series D Preferred Stock.  The Board instructed management to offer the new equity securities to the Company’s debt holders at the rate of one share of Series D Preferred Stock for each $1,000 in debt exchanged.  The Board also authorized the sale of the Series D Preferred Stock for $500 per share to investors willing to pay cash for the securities.  All offers were to be made only to accredited investors.  In order to give the new investors some assurance that the Company would be able to reserve a sufficient number of shares of Common Stock for conversion of the Series D Preferred Stock and to provide some potential for liquidity to those investors, particularly the debt holders who were giving up their right to repayment of principal and interest, the Company also granted special voting rights and registration rights to the Series D Preferred Stock, as described below.

As a further indication of the support that the Board of Directors and management of the Company have for this plan, most of the directors and a few of the executive officers of the Company who were also debt holders of the Company agreed to participate in the private placement of the Series D Preferred Stock and exchange their debt for equity on the same terms as those offered to the non-affiliated accredited investors in the offering.  The directors participating in the offering were our Chairman and Chief Executive Officer, David Derrick, as well as directors Robert Childers, James Dalton (who has since resigned from the Board), David Hanlon, and Larry Schafran.  In addition, a family limited liability company, one of the members of which was our Chief Financial Officer, Chad Olsen, acquired shares in the offering by conversion of debt.  Mr. Olsen was not an executive officer of the Company at the time of that transaction.  The beneficial ownership of these affiliates is detailed in the table under “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” at page 10, below.

The issuance of the Series D Preferred Stock and the potential conversion of these securities into Common Stock resulted in significant dilution of the equity ownership of the existing shareholders of the Company.  The Board considered this dilution and priced the new securities with the intention of bringing real value to the Company at or above the market price for the Company’s Common Stock when the new series of equity was approved by the Board.  In November 2009, when the Company began to offer the Series D Preferred Stock to its debt holders, the market price for the Company’s Common Stock was approximately $0.10 per share. At a price of $500 per share to the cash investors and based on a conversion rate of 6,000 shares of Common Stock for each share of Preferred Stock, the conversion “price” per share of Common Stock is approximately $0.08 per share, or an approximately 20 percent discount to the market.  The debt holders exchanged debt at a rate of $1,000 per share of Preferred Stock, with the conversion rate of 6,000 shares of Common Stock for each share of Preferred Stock.  This equates to a conversion “price” of approximately $0.16 per share, a premium to the market price of the Company’s Common Stock.  The Board felt that these prices represented reasonable terms for new capital and for reducing outstanding debt of the Company and that these prices had a reasonable relationship to the historic and anticipated value of the Company’s Common Stock in the market at the time of and following the offering.

According to the Certificate, the holders of the Series D Preferred Stock are entitled to the following preferences and other rights.

Rank. The Series D Preferred Stock ranks senior as to liquidation rights to the Company’s Common Stock, and all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series D Preferred Stock (collectively with the Common Stock, “Junior Stock”). The Series D Preferred Stock is subordinate and ranks junior to all indebtedness of the Company.

Payment of Dividends. Dividends declared by the Company are payable on the Series D Preferred Stock on a pro rata basis with the Common Stock and all other equity securities of the Company ranking pari passu with the Common Stock as to the payment of dividends, before certain distributions are paid on, or declared and set apart for Junior Stock, other than the Common Stock.  In addition, the Company is prohibited from declaring, paying or setting apart for payment any dividend or making any distribution on Junior Stock (other than dividends or distributions payable in shares of the Junior Stock) unless, at the time of such dividend or distribution, the Company shall have paid all unpaid dividends on the outstanding shares of Series D Preferred Stock. In addition, holders of the Series D Preferred Stock are entitled to receive quarterly dividends accrued on March 31, June 30, September 30, and December 31 of each year, cumulative dividends on the Series D Preferred Stock at the rate per share equal to 8 percent per annum, payable in cash or shares of Common Stock at the sole discretion of the Company.  If a dividend is paid in shares of Common Stock of the Company, the number of shares to be issued will be based on the average per share market price of the Common Stock for the 14-day period immediately preceding the applicable accrual date (i.e., March 31, June 30, September 30, or December 31, as the case may be).  Dividends are paid quarterly, no later than the thirtieth day following the end of the accrual period.

Voting Rights. Except as otherwise required by Utah law and in the Certificate, the Series D Preferred Stock will vote with the Common Stock on an as-converted basis. The Common Stock into which the shares of Series D Preferred Stock are convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company. In addition, the Series D Preferred have special voting rights, including the following:

•
With respect to any combination of the Company’s issued and outstanding Common Stock and with respect to an increase in the number of shares of Common Stock the Company is authorized to issue pursuant to the Articles of Incorporation, the holders of the Series D Preferred Stock as a class shall be deemed to hold sixty percent (60 percent) of the issued and outstanding shares of Common Stock, notwithstanding the number of shares of Common Stock then outstanding or the conversion ratio applicable to the Series D Preferred Stock then in effect.

•
The affirmative vote at a meeting duly called and held for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock (in addition to any other corporate approvals then required to effect such action), is required (i) for any change to the Certificate which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock; (ii) for the issuance of shares of Series D Preferred Stock other than pursuant to the Series D Preferred Stock Purchase Agreement, provided, however, that nothing in the Certificate shall prevent or limit the Company from issuing shares of Series D Preferred Stock in exchange for the conversion of the Company’s debt; or (iii) for the Company to authorize, create, issue or increase the authorized or issued amount of any class or series of stock, which shares rank senior to, or have preference, privilege or priority to, the Series D Preferred Stock.

Notwithstanding the special voting rights of the Series D Preferred Stock, we are seeking approval of the Proposal herein by the vote described in this Consent Solicitation.

Liquidation Preference. Holders of the Series D Preferred Stock also are entitled to preferences upon liquidation, dissolution or winding up of the Company, voluntary or involuntary, before any payment is made or any assets distributed to holders of any Junior Stock.

Conversion. The holder of Series D Preferred has the right to convert the Series D Preferred Stock into shares of Common Stock of the Company under certain circumstances.  Each share of Series D Preferred Stock is convertible into 6,000 shares of Common Stock, subject to adjustment as provided in the Certificate.

Optional Redemption. At any time on or after December 1, 2010, the Company has the right, exercisable at its option, to redeem from funds legally available therefore, all or any portion of the then-outstanding and unconverted shares of the Series D Preferred Stock at a price and on the terms contained in the Certificate. Any redemption of less than all of the Series D Preferred Stock shall be pro rata among the holders of the Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each holder of record at the time of such partial redemption.

In connection with the private placement of the Series D Preferred Stock, we issued shares to the following investors through exchange or conversion of debt or the payment of cash as provided in the following table.

Name	Date of Exchange/ Purchase	No. of Shares1	Per Share Price	Purchase Price/Value Exchanged2	Type of Consideration
Otter Capital, LLC	1/13/10	406	$1,000	$ 406,000	Debt Exchange
Advance Technology Investors, LLC	1/13/10	3,189	$1,000	3,189,000	Debt Exchange
Steven C. Weidman, Trustee of the Trust U/W of Mark Weidman, Deceased	1/13/10	107	$1,000	107,000	Debt Exchange
Dina Weidman	1/13/10	107	$1,000	107,000	Debt Exchange
Mountain Land Cattle	1/13/10	75	$1,000	75,000	Debt Exchange
Group Investment Solutions, LLC	1/13/10	250	$1,000	250,000	Debt Exchange
T. N. Taube, Trustee of the Taube Family Trust	1/13/10	205	$1,000	205,000	Debt Exchange
TFT Partners, LLC	1/13/10	52	$1,000	52,000	Debt Exchange
Laurence Blickman	1/13/10	103	$1,000	103,000	Debt Exchange
Robert Naify, Trustee of the Robert Naify Living Trust	1/13/10	103	$1,000	103,000	Debt Exchange
Adrienne Baker	1/13/10	90	$1,000	90,000	Debt Exchange
Anasazi Partners III, LLC	1/13/10	252	$1,000	252,000	Debt Exchange
Paul F. Klapper and Vickie Klapper, Trustees of the Klapper Family Trust dated December 8, 2003	1/13/10	590	$1,000	590,000	Debt Exchange
Clydesdale Partners II, LLC	1/13/10	780	$1,000	780,000	Debt Exchange
William Stevenson	1/13/10	300	$1,000	300,000	Debt Exchange
John C. Walsey	1/13/10	300	$1,000	300,000	Debt Exchange
Commerce Financial, LLC	1/13/10	2,149	$1,000	2,149,000	Debt Exchange
David Derrick	1/13/10	3,400	$1,000	3,400,000	Debt Exchange
Robert Childers	1/13/10	50	$1,000	50,000	Debt Exchange
James Dalton	1/13/10	15	$1,000	15,000	Debt Exchange
Larry Schafran	1/13/10	110	$1,000	110,000	Debt Exchange
David Hanlon	1/13/10	115	$1,000	115,000	Debt Exchange
Lintel Corporation	1/13/10	902	$1,000	902,000	Debt Exchange
Anasazi Partner III, Offshore	1/13/10	132	$1,000	132,000	Debt Exchange
Christopher Baker	1/13/10	285	$1,000	285,000	Debt Exchange
Clydesdale Partners, LLC	1/13/10	355	$1,000	355,000	Debt Exchange
James and Beverly Carter	1/13/10	88	$1,000	88,000	Debt Exchange
Robert and Barbara Saragenti	1/13/10	88	$1,000	88,000	Debt Exchange
Charles Alberta	1/13/10	44	$1,000	44,000	Debt Exchange
Scott Carter	1/13/10	44	$1,000	44,000	Debt Exchange
JBD Management, LLC	1/13/10	1,000	$1,000	1,000,000	Debt Exchange
Comediahill Business S.A.	1/13/10	2,000	$ 500	1,000,000	Cash
Mara Holdings Limited	1/13/10	1,000	$ 500	500,000	Cash
Kofler Ventures S.a.r.1	1/13/10	2,000	$ 500	1,000,000	Cash
V. Mark Peterson Roth IRA, FBO Jeffrey Peterson Stretch Roth IRA	1/13/10	200	$ 500	100,000	Cash
Laemi Real Estates, Inc.	1/13/10	1,417	$ 500	708,500	Cash
Laemi Real Estate Inc.	1/13/10	1,583	$ 500	791,500	Cash
Stephan Goetz	2/17/10	3,000	$ 500	1,500,000	Cash
Robert Unger	3/4/10	10	$ 5,000	25,000	Cash
Robert Unger	3/19/10	10	$ 5,000	25,000	Cash
Arfugo Holding Inc.	3/19/10	110	$ 500	55,000	Cash
Comediahill Business S.A.	3/19/10	220	$ 500	110,000	Cash
Laemi Real Estate Inc.	3/19/10	330	$ 500	165,000	Cash
David S. Pottruck, Trustee of the David S. Pottruck Revocable Trust	3/20/10	109	$1,000	109,000	Debt Exchange
Radenko Milakovic	3/23/10	4,000	$ 500	2,000,000	Cash
Arfugo Holding Inc.	3/24/10	1,000	$ 500	500,000	Cash
Tim Whyte	3/31/10	2,000	$ 500	1,000,000	Cash
Solomon Tennenhaus	4/15/10	160	$1,000	160,000	Debt Exchange
Edmund Tennenhaus	4/15/10	69	$1,000	69,000	Debt Exchange
S. and S. Kahn Family Limited Liability Company	4/26/10	300	$1,000	300,000	Debt Exchange
TOTALS	N/A	35,204	N/A	$25,804,000	N/A

1 Note, this table lists original issuances of the Series D Preferred Stock only.  Transfers or conversions, if any, that may have occurred after original issuance of the shares are not included in this table. The beneficial ownership table at pages 10 and 11 reflect ownership of both Common Stock and Preferred Stock as of the Record Date.

2 Debt exchanges or conversions were rounded up to the nearest $1,000 and no fractional shares were issued.

In addition to the issuances reflected in the table on page 8, we issued 621 shares to the seller in completing our acquisition of the Court Programs, Inc. affiliated entities to bring our ownership of those entities from 51 percent (acquired in 2007) to 100 percent of the issued and outstanding shares of those companies.  We also issued 229 shares of Series D Preferred Stock to a consulting firm for services to the Company.  These issuances, like the other conversions of debt indicated in the table above, allowed us to conserve cash and to do so at rates that were less dilutive to our common shareholders than the sale of shares of Common Stock at market prices.  These issuances combined with the issuances set forth in the table equal the total 36,054 shares of Series D Preferred Stock outstanding as of the Record Date.

INTERESTS OF DIRECTORS AND OFFICERS IN THE PROPOSAL

When you consider the recommendation of our Board of Directors that you give your consent and vote in favor of the Amendment, you should keep in mind that certain of our directors and officers have interests in the proposal that are or may be different from, or in addition to, your interests as a shareholder. It is anticipated that after the approval of the proposal, the current directors and officers will continue in their positions.

As disclosed on page 5, above, certain of our officers and directors own shares of Series D Preferred Stock (see also, “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters,” below).  If the proposal is not approved, all holders of our Series D Preferred Stock, including those officers and directors, may be unable to convert all shares of Preferred Stock they hold into Common Stock.  In addition, the warrants and options held by certain of these officers and directors, as indicated in the footnotes following the beneficial ownership tables on page 10, may be worthless because these officers and directors would not be able to receive shares of Common Stock upon exercise of part or all of the warrants and options held by them. Accordingly, those officers, directors and the non-affiliated accredited investors who acquired shares of our Series D Preferred Stock prior to the date of this Consent Solicitation will benefit if the proposal is approved because pursuant to the rights and preferences of the Series D Preferred Stock, each share thereof may be converted at the option of the holder into 6,000 shares of Common Stock. If the proposal is approved and all of the outstanding shares of Series D Preferred Stock are thereafter converted into Common Stock, the current holders of the Series D Preferred Stock would own approximately 45 percent of the Company’s outstanding Common Stock.

VOTE REQUIRED AND BOARD RECOMMENDATION

Approval of the Amendment requires the affirmative written consent of shareholders holding at least a majority of the Company's outstanding Common Stock and Series D Preferred Stock, voting as separate classes, and together as a single class on an as-converted basis. The Board of Directors has recommended that the shareholders vote FOR approval of the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following tables set forth information as of the Record Date regarding the beneficial ownership of all classes of voting securities of the Company (i) by any persons known to the Company to be beneficial owners of more than 5 percent of either class of voting securities (Common or Series D Preferred Stock); (ii) by each director, the Chief Executive Officer, and the four highest paid executives of the Company, and (iii) by all such officers and directors as a group.  For purposes of these tables, information as to the beneficial ownership of shares of either the Common Stock or Preferred Stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities.  Except as otherwise indicated, all shares of our voting securities are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of voting securities, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.  The Board of Directors expects that each of the shareholders listed in the following tables, including the officers and directors of the Company, will give their consent in favor of the Amendment.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the Record Date for any person (including any “group”) who is known to us to be the beneficial owner of more than 5 percent of each class of our voting securities, other than the named executive officers or directors of the Company.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned	Shares of Series D Preferred Beneficially Owned(2)	Percentage of Series D Preferred Beneficially Owned	Shares of Common Stock Beneficially Owned (on an as-if converted basis)	Percentage of Capital Stock Beneficially Owned (on an as-if- converted basis)
Winfried Kill Parkstrasse 32A Bergisch-Gladbach 2M 51427 Germany	40,000,000	18.3%	0	0	40,000,000	18.3%
Borinquen Container Corporation P.O. Box 145170 Arecibo, Puerto Rico 00614	13,005,759	5.9%	0	0	13,005,759	5.9%
Advance Technology Investors, LLC(3) 154 Rock Hill Road Spring Valley, NY 10977	11,335,222	5.2%	3,189	8.8%	32,139,222	13.5%
euromicron AG Speicherstrasse 1 D-60327 Frankfurt am Main Germany	12,500,000	5.7%	0	0	12,500,000	5.7%
Laemi Real Estate, Inc. MMG Tower, 53rd E Street Marbella, Panama City Panama	0	0	3,330	9.2%	19,980,000	8.4%
Commerce Financial, LLC 1050 Kapukalua Pl Paia, HI 96779	0	0	2,149	6.0%	12,894,000	5.6%
Comediahill Business S.A. MMG Tower, 53rd E Street Marbella, Panama City Panama	0	0	2,220	6.2%	13,320,000	5.7%
Kofler Ventures S.a.r.1 R.C.S. Luxembourg B-0090554 412F, route d’Esch L-2086 Luxembourg	5,000,000	2.3%	2,000	5.5%	17,000,000	7.4%
Tim Whyte Rue La Mont Pertuise St. Clements, Jersey, C.I.	0	0	2,000	5.5%	12,000,000	5.2%
Stephan Goetz Oberfohringer Str 105 81925 Munich, Germany	0	0	3,000	8.3%	18,000,000	7.6%
Radenko Milakovic Les Caravelles 25 Boulevard Albert 1er, Bloc B. 13 etage Monaco 98000	0	0	4,000	11.1%	24,000,000	9.9%
__________

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as indicated in the following footnotes, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying warrants or notes or subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the following footnotes or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.  For purposes of this table, beneficial ownership of the Common Stock in this column does not include shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock owned by the shareholder.  The columns headed “Shares of Common Stock Beneficially Owned (on an as-if converted basis)” and “Percentage of Capital Stock Beneficially Owned (on an as-if converted basis) include all shares (including shares issuable upon conversion of the Series D Preferred Stock) beneficially owned by the shareholder on the Record Date calculated as described above.

(2)	Each share of Series D Preferred Stock is convertible into 6,000 shares of Common Stock.

(3)
Common Stock owned includes 11,135,222 shares of Common Stock, and 1,670,000 shares issuable upon exercise of warrants. Also includes 100,000 shares of Common Stock owned of record by Dina Weidman and 100,000 shares of Common Stock owned of record by U/W Mark Weidman Trust. The shares of Series D Preferred Stock owned are convertible into 19,134,000 shares of Common Stock.

Security Ownership of Management

The following table sets forth information as of May 10, 2010, regarding the voting securities of each class beneficially owned by all directors, each of the named executive officers, and directors and executive officers as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned	Shares of Series D Preferred Beneficially Owned(2)	Percentage of Series D Preferred Beneficially Owned	Shares of Common Stock Beneficially Owned (on an as-if converted basis)	Percentage of Capital Stock Beneficially Owned (on an as-if- converted basis)
David G. Derrick(3)	6,286,533	2.8%	3,400	9.4%	26,686,533	11.1%
Chad Olsen(4)	2,014,433	*	172	*	3,046,433	1.4%
John L. Hastings(5)	1,500,000	*	0	*	1,500,000	*
Robert Childers(6)	2,057,614	*	50	*	2,357,614	1.1%
Larry Schafran(7)	1,235,306	*	110	*	1,895,306	*
David Hanlon(8)	986,704	*	115	*	1,676,704	*
Bernadette Suckel(9)	325,000	*	0	*	325,000	*
Rene Klinkhammer(10)	200,000	*	0	*	200,000	*
Edgar Bernardi(11)	200,000	*	0	*	200,000	*
All Executive Officers and Directors as a Group (9 Persons)(12)	14,805,590	6.8%	3,847	10.7%	37,887,590	15.6%
________________

* Represents beneficial ownership of less than one percent (1 percent) of the outstanding shares of our capital stock.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as indicated in the following footnotes, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying warrants or notes or subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the following footnotes or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.  For purposes of this table, beneficial ownership of the Common Stock in this column does not include shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock owned by the shareholder.  The columns headed “Shares of Common Stock Beneficially Owned (on an as-if converted basis)” and “Percentage of Capital Stock Beneficially Owned (on an as-if converted basis)” include all shares (including shares issuable upon conversion of the Series D Preferred Stock) beneficially owned by the shareholder on the Record Date calculated as described above.

(2)	Each share of Series D Preferred Stock is convertible into 6,000 shares of Common Stock.

(3)
Mr. Derrick is our Chief Executive Officer and Chairman of the Board of Directors. Common Stock beneficially owned includes 1,641,470 shares owned of record by Mr. Derrick, 2,645,063 shares held in the name of ADP Management, an entity controlled by Mr. Derrick, and 2,000,000 vested stock purchase warrants. The Series D Preferred Stock is convertible into 20,400,000 shares of Common Stock.

(4)
Mr. Olsen is our Chief Financial Officer.  Common Stock beneficially owned includes 271,433 shares owned of record by Mr. Olsen and 1,743,000 vested stock purchase warrants. The Series D Preferred Stock is convertible into 1,032,000 shares of Common Stock.

(5)	Mr. Hastings is our Chief Operating Officer and President.

(6)
Mr. Childers is a director.  Common Stock beneficially owned by Mr. Childers includes 450,100 shares owned of record by the Robert E. Childers Living Trust and 546,647 shares owned of record by Mr. Childers directly, as well as 1,060,867 shares issuable upon the exercise of Common Stock purchase warrants.  The 50 shares of Series D Preferred Stock owned of record by Mr. Childers are convertible into 300,000 shares of Common Stock.

(7)
Mr. Schafran is a director.  Common Stock includes 121,406 shares owned of record by Mr. Schafran and 1,113,900 shares of Common Stock issuable upon exercise of stock purchase warrants.  The 110 shares of Series D Preferred Stock are convertible into 660,000 shares of Common Stock.

(8)
Mr. Hanlon is a director.  Amount indicated includes 127,704 shares of Common Stock owned of record by Mr. Hanlon and 859,000 shares issuable upon exercise of warrants.  The 115 shares of Series D Preferred Stock are convertible into 690,000 shares of Common Stock.

(9)	Ms. Suckel is a Vice President of the Company, responsible for Sales and Marketing.

(10)	Mr. Klinkhammer is a director. Common Stock includes 200,000 shares of Common Stock issuable upon exercise of stock purchase warrants.

(11)	Mr. Bernardi is a director. Common Stock includes 200,000 shares of Common Stock issuable upon exercise of stock purchase warrants.

(12)	Duplicate entries have been eliminated.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual report on Form 10-K for the fiscal year ending September 30, 2009, quarterly reports on Form 10-Q, and current reports on Form 8-K, can be obtained by calling or writing the Company at 150 West Civic Center Drive, Suite 400, Sandy, UT 84070; telephone number (801) 451-6141. The annual report on Form 10-K contains our audited financial statements for the year ended September 30, 2009. Additional information on the Company which has been filed with the SEC may be accessed through the SEC’s EDGAR archives at www.sec.gov.

OTHER MATTERS

The Board of Directors of the Company is not aware that any matter other than those described in this Schedule 14A Consent Solicitation is to be presented for the consent of the shareholders.

UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO CHAD OLSEN, CHIEF FINANCIAL OFFICER, AT SECUREALERT, INC., 150 WEST CIVIC CENTER DRIVE, SUITE 400, SANDY, UTAH 84070, TELEPHONE (801) 451-6141, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

APPENDIX A

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
SECUREALERT, INC.

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the “Act”), the undersigned, SecureAlert, Inc. (the “Corporation”) hereby declares and certifies as follows:

1.           The name of the Corporation is SecureAlert, Inc.

2.           Article III of the Articles of Incorporation of the Corporation shall be amended to read as follows:

“Article III, Capital Stock

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is six hundred million (600,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share.”

3.           The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.           The amendment specified above was adopted as of January 13, 2010, by Unanimous Written Consent of the Board of Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation.  The Board of Directors unanimously recommended approval of the amendment by the shareholders of the Corporation.  Effective May __, 2010, such amendment specified above was approved by the written consent of shareholders owning a majority of the issued and outstanding voting securities of the Corporation, as described in Section 5 below, effective May __, 2010.

5.           The foregoing amendment to the Articles of Incorporation of the Corporation was authorized and approved pursuant to section 16-10a-1003 of the Act by a vote of the majority of the Corporation’s shareholders entitled to vote as follows:

(a)           The number of issued and outstanding shares of Common Stock, voting as a class and entitled to vote on the foregoing amendment to the Articles of Incorporation was 211,765,988 of which _________ shares by executing written consents voted for, and _____shares did not execute written consents in favor of the foregoing amendment to the Articles of Incorporation.

(b)           The number of issued and outstanding shares of Series D Preferred entitled to vote on the foregoing amendment to the Articles of Incorporation was 36,054 of which _________ shares by executing written consents voted for, and _____shares did not execute written consents in favor of the foregoing amendment to the Articles of Incorporation.

(c)           The number of issued and outstanding shares of Common Stock, on an as-converted basis, entitled to vote on the foregoing amendment to the Articles of Incorporation was __________ of which _________ shares by executing written consents voted for, and _____shares did not execute written consents in favor of the foregoing amendment to the Articles of Incorporation.

(d)           No other class of stock was entitled to vote on the foregoing amendment.

Such votes cast were sufficient for approval of the Amendment.

[SIGNATURE TO FOLLOW]

WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed this ___ day of May, 2010.

SecureAlert, Inc.,
a Utah corporation

By _________________________________
Name _______________________________
Title ________________________________

APPENDIX B
CONSENT SOLICITATION OF SHAREHOLDERS OF
SECUREALERT, INC.

Consent Expiration Date (see Consent Solicitation Statement)

VOTING INSTRUCTIONS

MAIL – Mark, date, sign and mail your consent card to the Company, attention Chad Olsen at 150 West Civic Center Drive, Suite 400 Sandy, UT 84070.
- OR -
FACSIMILE – Mark, date, sign and fax your consent card to the Company, attention Chad Olsen at (801) 563-7435.
- OR -
Electronic Delivery – Mark, date, sign and e-mail your consent card to the Company at colsen@securealert.com.

CONSENT FORM

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

FOR
1. To amend the Company’s Articles of Incorporation to  increase the authorized common stock of the Company to 600,000,000 shares of common stock, par value $.0001 per share.  This proposal is more fully described in the Consent Solicitation Statement.
☐

The undersigned hereby consents to approval of the foregoing amendment with respect to all shares of Common Stock or Series D Preferred Stock of SecureAlert, Inc. held of record by the undersigned on May 10, 2010.

If no box is marked above, but this Consent is otherwise properly completed and signed, the shares will be voted “FOR” the Amendment.

Name of Shareholder :		Name of Shareholder:

(printed)		(printed)

	Date:		Date:
(signature)		(signature)

Title of Authorized Signer if		Title of Authorized Signer if
Entity Shareholder:		Entity Shareholder:

Note: Please sign exactly as your name or names appear on the certificates representing shares of Company securities held by you. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person